U.S. Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 30, 2004

STARTEK, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Garfield Street, Denver, Colorado 80206

(Address of principal executive offices; zip code)

(303) 399-2400

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. Costs Associated with Exit or Disposal Activities

     On September 30, 2004, StarTek, Inc. (the “Company”) completed the sale of StarTek Europe, Ltd., the Company’s operating subsidiary in the United Kingdom. StarTek Europe provided business process management services from two facilities in Hartlepool, England, which StarTek Europe leased from third parties.

     The sale was completed pursuant to a Share Purchase Agreement among the Company, StarTek Europe and Taelus Limited, a UK company. Pursuant to the terms of the Share Purchase Agreement, the Company made a capital contribution to StarTek Europe immediately prior to completion of the transaction, in the form of a cash payment and a contribution of certain intercompany debt owed by StarTek Europe to the Company. Following these transactions, the Company conveyed all of the issued and outstanding capital stock of StarTek Europe to Taelus Limited, together with a cash payment.

     As a result of this transaction, the Company will recognize charges and incur costs relating to the sale totaling approximately $2.4 million for the three months ended September 30, 2004, consisting of a $1.2 million write-off of the Company’s equity investment in StarTek Europe, net of the intercompany debt contributed to capital prior to the closing, $1.1 million of cash contributed to capital prior to closing or transferred to Taelus in connection with the closing and approximately $100,000 of miscellaneous expenses.

ITEM 9.01. Financial Statements and Exhibits

Exhibits
10.1	Share Purchase Agreement by and among StarTek, Inc., StarTek Europe Ltd. and Taelus Limited, dated September 30, 2004.

99.1	Press Release dated October 6, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

Date: October 6, 2004	By:	/s/ William E. Meade, Jr.
William E. Meade, Jr.
President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibits
10.1	Share Purchase Agreement by and among StarTek, Inc., StarTek Europe Ltd. and Taelus Limited, dated September 30, 2004.

99.1	Press Release dated October 6, 2004.